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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
    RULES 13d-1(b), (c) and (d) and AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(b)

                           The Translation Group, Ltd.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    893745109
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                                 (CUSIP Number)


                                  May 28, 1999
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[ ]        Rule 13d-1(b) (Qualified Investor)

[X]        Rule 13d-1(c) (Passive Investor)

[ ]        Rule 13d-1(d) (Exempt Investor)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G

CUSIP No. 893745109


       1.  NAMES OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    JEFFREY CARTWRIGHT

                    IRS Id. No.:
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       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)[ ]
                                                               (b)[ ]
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       3.  SEC USE ONLY
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       4.  CITIZENSHIP OR PLACE OF ORGANIZATION:          NEW JERSEY
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   NUMBER OF                5.  SOLE VOTING POWER                 191,667 shares
   SHARES                   ----------------------------------------------------
   BENEFICIALLY             6.  SHARED VOTING POWER                  0
   OWNED BY                 ----------------------------------------------------
   EACH REPORTING           7.  SOLE DISPOSITIVE POWER            191,667 shares
   PERSON                   ----------------------------------------------------
   WITH                     8.  SHARED DISPOSITIVE POWER             0
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       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                                                                  191,667 shares
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      10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

                                                                           [ ]
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      11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

                                                                          7.14%
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      12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

                                                                            IN
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a).        Name of issuer:

                  THE TRANSLATION GROUP, LTD.
                  ---------------------------

Item 1(b).        Address of issuer's principal executive offices:

                  30 WASHINGTON AVENUE, HADDONFIELD, NJ  08033
                  --------------------------------------------

Item 2(a).        Name of person filing:

                  JEFFREY CARTWRIGHT
                  ------------------
Item 2(b).        Address of principal business office or, if none, residence:

                  67 Brookwood Drive, Stanhope, NJ  07874
                  ---------------------------------------

Item 2(c).        Citizenship:        New Jersey, USA
                                      ---------------

Item 2(d).        Title of class of securities:  Common Stock
                                                 ------------

Item 2(e).        CUSIP No.:  893745109
                              ---------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) [ ]  Broker or dealer registered under Section 15 of the Act.
(b) [ ]  Bank as defined in section 3(a)(6) of the Act.
(c) [ ]  Insurance company as defined in section 3(a)(19) of the Act.
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
(e) [ ]  An investment adviser in accordance withss. 240.13(d)-1(b)(1)(ii)(E).
(f) [ ] An employee benefit plan or endowment fund in accordance withss. 240.13d-1(b)(ii)(G).
(g) [ ] A parent holding company or control person in accordance withss. 140.13d-1(b)(ii)(G).
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
(j) [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).


                                       3
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Item 4.           Ownership.

      (a) Amount Beneficially Owned:  191,667
                                    --------------------------------------------
      (b) Percent of Class:   7.14%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    191,667
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  0
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:  191,667
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                      ----------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                                                               Not Applicable


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:
                                                               Not Applicable

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                  THE PARENT HOLDING COMPANY:
                                                               Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                  THE GROUP:
                                                               Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF THE GROUP:
                                                               Not Applicable

ITEM 10.          CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                       4

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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               Date:       July 9, 1999
                                                    ----------------------------

                                               By:    /s/ Jeffrey Cartwright
                                                  ------------------------------